UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

Cloud Peak Energy Inc.
Cloud Peak Energy Resources LLC

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-34547 333-168639	26-3088162 26-4073917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On February 11, 2013, Cloud Peak Energy Resources LLC (“CPER LLC”) and certain of its subsidiaries entered into documentation establishing a $75 million receivables securitization program (the “Receivables Program”) administered by PNC Bank, National Association, as described below.

Cloud Peak Energy Receivables LLC (“CPE Receivables”), CPER LLC, as servicer, the various conduit purchasers (each a “Conduit Purchaser” and collectively the “Conduit Purchasers”), related committed purchasers (each a “Related Committed Purchaser” and collectively the “Related Committed Purchasers” and together with the Conduit Purchasers the “Purchasers”) and purchaser agents (the “Purchaser Agents”) from time to time party thereto, and PNC Bank, National Association, as administrator  (the “Administrator”), have entered into a Receivables Purchase Agreement (the “Receivables Purchase Agreement”), dated as of February 11, 2013, which expires on February 11, 2015, pursuant to which CPE Receivables may sell to the multi-seller, asset-backed commercial paper Conduit Purchasers or Related Committed Purchasers, on a revolving basis and without recourse, up to $75 million of eligible trade receivables that have been sold to CPE Receivables, a wholly-owned, bankruptcy-remote subsidiary of CPER LLC.

Under the terms of the Receivables Program, eligible trade receivables consist of trade receivables from certain of the Company’s operating subsidiaries. The amount available with respect to the receivables sold into the Receivables Program is subject to customary limits and reserves, including reserves based on customer concentration and prior past due balances. Of the eligible pool of receivables sold to CPE Receivables, undivided interests in only a portion of the pool are sold to the Purchasers. Although the Purchasers in the program bear the risk of non-payment of purchased receivables, CPER LLC has agreed to indemnify the Purchasers, Purchaser Agents and Administrator with respect to various matters, including any defaults by CPER LLC or its operating subsidiaries under the documents relating to the Receivables Program, and may be required to repurchase receivables which do not comply with the requirements of the program. CPER LLC services the receivables sold into the Receivable Program.

The Purchasers under the Receivables Program will be entitled to receive payments reflecting a specified discount on amounts funded thereunder calculated on the basis of the commercial paper rate or alternate rate, as applicable.  The commercial paper rate, which is applicable to the extent a Purchaser issues commercial paper to fund its purchases of receivables, is a rate equivalent to the weighted average cost incurred in connection with the issuance of such commercial paper.  If the commercial paper rate is not applicable, the alternate rate will apply.  The alternate rate is equal to the greater of (i) the daily average base rate which is defined as the higher of either the prime rate or the federal funds rate plus 50 basis points and (ii) LIBOR plus a specified margin of 1.50%.  CPE Receivables will pay (i) the Administrator a structuring fee and (ii) each of the Purchasers a facility fee and program fees.

The Receivables Purchase Agreement contains representations and warranties and affirmative, negative and financial covenants customary for financings of this type. The Receivables Purchase Agreement includes customary termination events for facilities of this type (with customary grace periods, if applicable).

Some of the financial institutions participating as Purchasers and Purchaser Agents in the Receivables Program and/or their affiliates have or may have had various relationships with Cloud Peak Energy Inc., CPER LLC, and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and commercial banking services, including issuances of letters of credit, for which the financial institutions and/or affiliates receive customary fees, and, in some cases, out-of pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by reference to the Receivables Purchase Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Receivables Purchase Agreement, dated as of February 11, 2013, by and between Cloud Peak Energy Receivables LLC, CPER LLC, PNC Bank, National Association, as administrator, and various conduit purchasers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: February 13, 2013	By:	/s/ Amy J. Stefonick
	Name:	Amy J. Stefonick
	Title:	Corporate Secretary

CLOUD PEAK ENERGY RESOURCES LLC

Date: February 13, 2013	By:	/s/ Amy J. Stefonick
	Name:	Amy J. Stefonick
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Receivables Purchase Agreement, dated as of February 11, 2013, by and between Cloud Peak Energy Receivables LLC, CPER LLC, PNC Bank, National Association, as administrator, and various conduit purchasers